UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

November 4, 2022

Date of Report (Date of earliest event reported)

ARS Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39756	81-1489190
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11682 El Camino Real, Suite 120 San Diego, California		92130
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 771-9307

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	SPRY	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

On November 8, 2022, the Delaware corporation formerly known as “Silverback Therapeutics, Inc.” completed its previously announced merger transaction in accordance with the terms and conditions of the Agreement and Plan of Merger and Reorganization, dated as of July 21, 2022, as amended on August 11, 2022 and October 25, 2022 (the “Merger Agreement”), by and among Silverback Therapeutics, Inc. (“Silverback”), Sabre Merger Sub, Inc., a wholly owned subsidiary of Silverback (“Merger Sub”), and ARS Pharmaceuticals, Inc. (“ARS Pharma”), pursuant to which Merger Sub merged with and into ARS Pharma, with ARS Pharma surviving the merger as a wholly owned subsidiary of Silverback (the “Merger”). Additionally, on November 8, 2022, the Company changed its name from “Silverback Therapeutics, Inc.” to “ARS Pharmaceuticals, Inc.” (the “Company”). See Item 2.01 for additional information regarding completion of the Merger.

Item 1.01 Entry into a Material Definitive Agreement

ARS Pharma previously entered into various material collaboration and license agreements with its collaboration and licensing partners in connection with the development, manufacturing and potential commercialization of the Company’s product candidate neffy for the emergency treatment of Type I allergic reactions, including anaphylaxis. Such material collaboration and license agreements are summarized below.

License Agreement with Aegis

In June 2018, ARS Pharma entered into a license agreement with Aegis Therapeutics, LLC (“Aegis”), which was amended in July 2020 and January 2021 (as amended, the “Aegis License Agreement”). Pursuant to the Aegis License Agreement, Aegis granted ARS Pharma an exclusive, worldwide, sublicensable license under patents and know-how relating to the INTRAVAIL drug delivery technology to research, develop, make (subject to Aegis supplying the INTRAVAIL drug delivery technology to ARS Pharma under a supply agreement), use, sell, offer for sale, import, and otherwise commercialize products incorporating epinephrine compounds (“Aegis Licensed Compounds”), including the neffy nasal spray. During the term of the Aegis License Agreement, ARS Pharma is required to use commercially reasonable efforts to obtain regulatory approval for products containing one or more Aegis Licensed Compounds and using the excipient (including INTRAVAIL) (“Aegis Licensed Products”) and to thereafter maximize sales of the Aegis Licensed Products, and Aegis may not directly or indirectly exploit an Aegis Licensed Product or Aegis Licensed Compound or derivatives thereof without ARS Pharma’s consent.

Under the Aegis License Agreement, Aegis received an upfront license fee of $50,000 and is entitled to receive development milestone payments of up to $3.95 million in aggregate and commercialization milestone payments up to $16.0 million in the aggregate for each Aegis Licensed Product. ARS Pharma made a $0.5 million milestone payment to Aegis upon the achievement of a regulatory milestone during 2019. ARS Pharma will also be required to pay Aegis a milestone payment of $1.0 million to Aegis upon the U.S. Food and Drug Administration’s (“FDA’s”) acceptance of ARS Pharma’s New Drug Application for neffy, which occurred in the third quarter of 2022, a milestone payment of $2.5 million contingent upon the FDA approval of the first Aegis Licensed Product and a milestone payment of $5.0 million contingent upon first commercial sale of the first Aegis Licensed Product. Additionally, Aegis is entitled to receive a low- to mid-single-digit percentage royalty, subject to reductions under certain conditions including due to generic competition or below threshold levels of profitability in specific countries around the world, on net sales of all Aegis Licensed Products during the applicable royalty term, which commences on the first commercial sale of a Aegis Licensed Product in a country and ends upon the later of the expiration of all licensed patents covering such Aegis Licensed Product in such country or 15 years after the date of the first commercial sale of the Aegis Licensed Product in such country (“Aegis Royalty Term”).

The Aegis License Agreement will continue until the expiration of the last-to-expire Aegis Royalty Term, unless sooner terminated. ARS Pharma has the right to terminate the Aegis License Agreement at any time after a specified notice period to Aegis. Either party may terminate the Aegis License Agreement for uncured material breach of the other party, or upon notice for insolvency-related events of the other party that are not discharged within a defined time period.

The foregoing description of the Aegis License Agreement is not complete and is subject to and qualified in its entirety by reference to such agreement, a copy of which is attached to this filing as Exhibit 10.1 hereto and is incorporated herein by reference.

Collaboration and License Agreement with Alfresa

In April 2020, ARS Pharma entered into a collaboration and license agreement (the “Alfresa Agreement”) with Alfresa Pharma Corporation (“Alfresa”). Pursuant to the Alfresa Agreement, ARS Pharma granted Alfresa (i) an exclusive, sublicensable license under our patents relating to neffy to develop, use and import epinephrine compositions (“Alfresa Licensed Compositions”) and related products (“Alfresa Licensed Products”) in Japan (the “Alfresa Territory”) and to promote, distribute, offer for sale and sell Alfresa Licensed Products in the Alfresa Territory, and (ii) a non-exclusive, sublicensable license to manufacture and commercialize Alfresa Licensed Products under the license described in clause (i), under ARS Pharma’s technology to make and have made Alfresa Licensed Compositions and Alfresa Licensed Products in and outside the Alfresa Territory solely for the purpose of exercising the license described in clause (i) in the Alfresa Territory. ARS Pharma expressly reserved all rights to practice and grant licenses under ARS Pharma’s technology outside the scope of the licenses granted to Alfresa, including the right to manufacture Alfresa Licensed Compositions and Alfresa Licensed Products in the Alfresa Territory. During the term of the Alfresa Agreement, (1) ARS Pharma and Alfresa are obligated to use commercially reasonable efforts to develop an Alfresa Licensed Product throughout the Alfresa Territory, and (2) Alfresa is obligated to use commercially reasonable efforts to (A) seek pricing and reimbursement approval, (B) seek and maintain regulatory approval for the Alfresa Licensed Products through the Alfresa Territory, and (C) market, promote and otherwise commercialize Alfresa Licensed Products in the field throughout the Alfresa Territory.

Under the Alfresa Agreement, ARS Pharma received a one-time upfront payment of $2.0 million and earned $5 million upon the achievement of a clinical milestone during 2021. ARS Pharma is eligible to receive regulatory milestones of up to $8.0 million in the aggregate. Further, ARS Pharma is eligible to receive a negotiable transfer price expected to be in the low double-digit percentage on net sales subject to the regulatory approval to commercialize neffy in Japan. ARS Pharma shares the cost of any additional clinical studies required for approval of neffy in Japan. Additionally, Alfresa is obligated to either (i) enter into a commercial supply agreement with ARS Pharma pursuant to which ARS Pharma will supply drug product for commercial sale at an agreed upon transfer price, or (ii) if Alfresa elects to manufacture its own supply of drug product, pay ARS Pharma a royalty payment on the net sales of drug product in the Alfresa Territory in an amount equal to monetary value ARS Pharma would receive by supplying drug product to Alfresa at the transfer price.

The Alfresa Agreement will continue until the later of (i) expiration of the last-to-expire valid claim of ARS Pharma’s patents or joint patent with Alfresa covering the composition, method of manufacture or method of use in the field of any Alfresa Licensed Product in the Alfresa Territory, and (ii) 10 years after the first commercial sale of any Alfresa Licensed Product in the Alfresa Territory. Alfresa has the right to terminate the Alfresa Agreement (1) at any time after a specified notice period to ARS Pharma, or (2) upon notice to ARS Pharma if a binding decision is rendered invalidating any of ARS Pharma’s patents. Either party may terminate the Alfresa Agreement for uncured material breach of the other party, or upon notice for insolvency-related events of the other party that are not discharged within a defined time period.

The foregoing description of the Alfresa Agreement is not complete and is subject to and qualified in its entirety by reference to such agreement, a copy of which is attached to this filing as Exhibit 10.2 hereto and is incorporated herein by reference.

Collaboration and Distribution Agreement with Pediatrix

In March 2021, ARS Pharma entered into a collaboration and distribution agreement (the “Pediatrix Agreement”) with Pediatrix Therapeutics (“Pediatrix”). Pursuant to the Pediatrix Agreement, ARS Pharma granted Pediatrix (i) an exclusive, royalty-bearing, sublicensable license under ARS Pharma’s patents relating to neffy to develop, use, register and import epinephrine compositions (“Pediatrix Licensed Compositions”) and related products (“Pediatrix Licensed Products”) in China, Macau, Hong Kong and Taiwan (the “Pediatrix Territory”) and to promote, offer for sale and sell Pediatrix Licensed Products in the Pediatrix Territory; and (ii) an exclusive, royalty-bearing, sublicensable license to manufacture Pediatrix Licensed Compositions and Pediatrix Licensed Products solely for the purpose of exercising the license described in clause (i) in the Pediatrix Territory. ARS Pharma expressly reserved all rights to practice and grant licenses under its technology outside the scope of the licenses granted to Pediatrix. During the term of the Pediatrix Agreement, Pediatrix is obligated to use commercially reasonable efforts to (1) develop the Pediatrix Licensed Products throughout the Pediatrix Territory, (2) prepare, obtain, maintain and renew all necessary regulatory approvals for the Pediatrix Licensed Products in the Pediatrix Territory, and (3) market, promote and otherwise commercialize the Pediatrix Licensed Products throughout the Pediatrix Territory.

Under the Pediatrix Agreement, ARS Pharma received a one-time upfront payment of $3.0 million and is eligible to receive a regulatory milestone payment of $4.0 million and net sales milestone payments of up to $80.0 million in the aggregate. ARS Pharma will receive a per unit supply price for any sale of commercial supply to Pediatrix. Additionally, ARS Pharma is eligible to receive a tiered royalty on the net sales of all Pediatrix Licensed Products during the applicable royalty term, which is less than one percent below a minimum annual sales threshold, and increasing to low-to-mid double digit percentages above the minimum annual sales threshold, subject to reductions under certain conditions including due to generic competition. Pediatrix’s obligation to pay ARS Pharma royalties continues on a Pediatrix Licensed Product-by- Pediatrix Licensed Product and region-by-region basis in the Pediatrix Territory, until the latest of (i) expiration of the last-to-expire valid claim of ARS Pharma’s patents covering such Licensed Product in such region; (ii) the expiration of all regulatory exclusivities that cover such Licensed Product in such region; or (iii) ten years after the first commercial sale of such Pediatrix Licensed Product in such region (the “Pediatrix Royalty Term”).

The Pediatrix Agreement will continue until the expiration of the last-to-expire Pediatrix Royalty Term. Pediatrix has the right to terminate the Pediatrix Agreement at any time after a specified notice period to ARS Pharma. Either party may terminate the Pediatrix Agreement for uncured material breach of the other party, or upon notice for insolvency-related events of the other party that are not discharged within a defined time period.

The foregoing description of the Pediatrix Agreement is not complete and is subject to and qualified in its entirety by reference to such agreement, a copy of which is attached to this filing as Exhibit 10.3 hereto and is incorporated herein by reference.

License and Supply Agreement with Recordati Ireland

In September 2020, ARS Pharma entered into a license and supply agreement (the “Recordati Agreement”) with Recordati Ireland, Ltd (“Recordati Ireland”). Pursuant to the Recordati Agreement, ARS Pharma granted Recordati Ireland an exclusive, royalty-bearing, sublicensable license under its patents relating to neffy to (i) perform Recordati Ireland’s development activities on the epinephrine compositions (“Recordati Ireland Licensed Compositions”) and related products (“Recordati Ireland Licensed Products”) for commercialization in the E.U., United Kingdom, and certain countries in the Middle East, Africa and Eurasia (the “Recordati Ireland Territory”), (ii) manufacture (or have manufactured) the Recordati Ireland Licensed Products for commercialization in the Recordati Ireland Territory, (iii) file and hold regulatory approvals for the Licensed Products in the Recordati Ireland Territory, and (iv) commercialize the Recordati Ireland Licensed Products in the Recordati Territory. ARS Pharma expressly reserved all rights to practice and grant licenses under the Recordati Ireland Licensed Compositions and Recordati Ireland Licensed Products outside the scope of the licenses granted to Recordati Ireland, including the right to develop and manufacture the Recordati Ireland Licensed Products in the Recordati Ireland Territory. Pursuant to the Recordati Agreement, ARS Pharma undertook the obligation to perform certain studies, prepare and submit certain marketing authorization requests, and supply the Recordati Ireland Licensed Products to Recordati Ireland in accordance with the terms of the Recordati Agreement. Recordati Ireland undertook to use commercially reasonable efforts to comply with regulatory activities that are required to a marketing authorization holder and to act to maximize the sale of the Recordati Ireland Licensed Products throughout the Recordati Ireland Territory.

Under the Recordati Agreement, ARS Pharma received a one-time upfront payment of €10 million and is eligible to receive (i) regulatory milestone payments of up to €15.0 million in the aggregate, (ii) launch milestone payments of up to €5.0 million in the aggregate, and (iii) net sales milestone payments of up to €75.0 million in the aggregate. Additionally, ARS Pharma is eligible to receive a tiered royalty on the net sales of all Recordati Ireland Licensed Products during the applicable royalty term, ranging from mid-teens to mid twenty percentages, subject to caps and reductions under certain conditions including due to competition. To date, ARS Pharma has earned an upfront payment of €10.0 million and a regulatory milestone payment of €5.0 million.

The Recordati Agreement will continue in effect so long as Recordati Ireland, or its affiliates or sublicensees are commercializing the Recordati Ireland Licensed Products in the Recordati Ireland Territory, unless earlier terminated by one of the parties. Recordati Ireland has the right to terminate the Recordati Agreement on a country-by-country basis after providing written notice to ARS Pharma if the applicable marketing authorization application is finally rejected and there is no reasonable basis for approval. Either party may terminate the Recordati Agreement for uncured material breach of the other party, or upon notice for insolvency-related events of the other party that are not discharged within a defined time period.

The foregoing description of the Recordati Agreement is not complete and is subject to and qualified in its entirety by reference to such agreement, a copy of which is attached to this filing as Exhibit 10.4 hereto and is incorporated herein by reference.

Manufacturing Agreement with Renaissance

In September 2020, ARS Pharma entered into a manufacturing agreement (the “Renaissance Agreement”) with Renaissance Lakewood, LLC (“Renaissance”). Pursuant to the Renaissance Agreement, Renaissance agreed to manufacture for, and provide to ARS Pharma, neffy nasal unit dose sprays (“Renaissance Products”). ARS Pharma is obligated to provide Renaissance with certain supplies to manufacture the Renaissance Products and to purchase from Renaissance a mid-double digit percentage of ARS Pharma’s annual aggregate Renaissance Product requirements in the E.U., and a high-double digit percentage of ARS Pharma’s annual aggregate Renaissance

Product requirements in the U.S. The Renaissance Agreement contains conventional commercial pharmaceutical manufacturing provisions including certain minimum purchase amounts to be determined in the future based on forecast needs and minimum batch size projections. ARS Pharma may also request Renaissance perform certain services related to the Renaissance Product, for which ARS Pharma will pay reasonable compensation to Renaissance.

The initial term of the Renaissance Agreement commenced on the date it was entered into and continues (a) for Renaissance Product designated for commercial sale in the U.S. until the earlier of the fifth anniversary of the (i) target U.S. launch date and (ii) the initial U.S. launch date (“U.S. Initial Term”), and (b) for Renaissance Product designated for commercial sale in the E.U. and other countries, the earlier of the fifth anniversary of (i) the target E.U. launch date and (ii) the initial E.U. launch date (“E.U. Initial Term”), in each case unless earlier terminated by one of the parties. The U.S. Initial Term and E.U. Initial Term automatically renew for successive two-year terms (“Renewal Term”). Either party may elect not to renew the U.S. Renewal Term and/or the E.U. Renewal Term by providing the requisite prior notice to the other party. Either party may terminate the Renaissance Agreement (1) for uncured material breach of the other party, (2) upon notice for insolvency-related events of the other party that are not discharged within a defined time period, (3) on a product-by-product basis if the manufacture, distribution or sale would materially contravene any applicable law, (4) by providing the requisite notice if (a) ARS Pharma has not submitted a regulatory filing for any Renaissance Product in the U.S. on or before June 30, 2022, (b) the authorization and approval to distribute or sell Renaissance Product in the U.S. is not granted on or before the target U.S. launch date, (c) the authorization and approval representing more than a targeted number of units of Renaissance Product sold in the U.S. during the last calendar year is withdrawn by the FDA, or (d) ARS Pharma decided in its sole discretion to cease commercializing the Renaissance Product in the U.S., (5) in the case of a force majeure event that continues for six months or more, or (6) a violation by the other party of trade control or anti-corruption laws.

The foregoing description of the Renaissance Agreement is not complete and is subject to and qualified in its entirety by reference to such agreement, a copy of which is attached to this filing as Exhibit 10.5 hereto and is incorporated herein by reference.

Item 2.01 Completion of Acquisition

As previously disclosed, on July 21, 2022, Silverback, Merger Sub and ARS Pharma entered into the Merger Agreement. Upon the terms and subject to the satisfaction of the conditions described in the Merger Agreement, including the approval of the transaction by Silverback’s stockholders, Merger Sub would be merged with and into ARS Pharma, with ARS Pharma surviving the Merger as a wholly owned subsidiary of Silverback. The Merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes. Concurrently with the execution of the Merger Agreement, certain officers, directors and stockholders of ARS Pharma and Silverback entered into lock-up agreements (the “Lock-Up Agreements”), pursuant to which they accepted certain restrictions on transfers of the shares of the Company for the 180-day period following the effective time of the Merger.

On November 8, 2022, Silverback, Merger Sub and ARS Pharma consummated the transactions contemplated by the Merger Agreement following a Special Meeting of Silverback’s stockholders (as defined and described in Item 5.07 below). Pursuant to the Certificate of Merger, filed by Silverback, which became effective at 4:03 p.m. Eastern Time on November 8, 2022 (the “Merger Certificate”), Merger Sub was merged with and into ARS Pharma and ARS Pharma became a wholly owned subsidiary of the Company. At the effective time of the Merger, each outstanding share of ARS Pharma common stock (after giving effect to the automatic conversion of all shares of preferred stock of ARS Pharma into shares of ARS Pharma common stock immediately prior to the effective time of the Merger) was converted into the right to receive 1.1819 shares of common stock of Silverback, which resulted in the issuance by Silverback of an aggregate of 57,229,022 shares of its common stock to the stockholders of ARS Pharma in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on Section 4(a)(2) of the Securities Act and the rules promulgated thereunder. In addition, Silverback assumed each option to purchase ARS Pharma common stock and each warrant to purchase ARS Pharma capital stock which became options and warrants to purchase shares of Silverback common stock.

The Merger was treated as a reverse recapitalization under U.S. generally accepted accounting principles. ARS Pharma is considered the accounting acquirer for financial reporting purposes.

Immediately prior to the consummation of the Merger, ARS Pharma filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation changing its name from “ARS Pharmaceuticals, Inc.” to “ARS Subsidiary, Inc.” and Silverback filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation (“Charter Amendment”), changing its name from “Silverback Therapeutics, Inc.” to “ARS Pharmaceuticals, Inc.”

Following the consummation of the Merger, the business previously conducted by ARS Pharma became the business conducted by the Company, which is now a biopharmaceutical company dedicated to empowering at-risk patients and caregivers to better protect themselves from severe allergic reactions that could lead to anaphylaxis. The Company is developing neffy (previously referred to as ARS-1), an intranasal epinephrine product in clinical development for patients and their caregivers with Type I allergic reactions including food, medications and insect bites that could lead to life-threatening anaphylaxis. The Company’s headquarters are located in San Diego, California (ARS Pharma’s former headquarters).

The Company’s common stock will be listed on The Nasdaq Global Market under the new name on November 9, 2022. The trading symbol will also change on that date from “SBTX” to “SPRY.”

Immediately following the consummation of the Merger, there were 93,770,165 shares of the Company’s common stock issued and outstanding, with ARS Pharma equityholders collectively owning approximately 62% of the Company and prior Silverback equityholders collectively own approximately 38% of the Company, in each case on a fully diluted basis using the treasury stock method and excluding out-of-the-money options of Silverback.

The foregoing description does not constitute a complete summary of the terms of the Charter Amendment or the Merger Certificate, and is qualified in its entirety by reference to the full text of the Charter Amendment and the Merger Certificate, copies of which are attached to this filing as Exhibits 3.1 and 3.2 hereto and are incorporated herein by reference. In addition, the description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this filing as Exhibit 2.1 hereto and is incorporated herein by reference.

Item 3.02 Unregistered Sales of Securities

Pursuant to the Merger Agreement, Silverback issued 57,229,022 shares of common stock to the stockholders of ARS Pharma in accordance with the terms and conditions set forth in the Merger Agreement. In addition, Silverback assumed each option to purchase ARS Pharma common stock and each warrant to purchase ARS Pharma capital stock which became options and warrants to purchase shares of Silverback common stock. The nature of the transaction and the nature and amount of consideration received by ARS Pharma’s equityholders are described in Item 2.01 of this Form 8-K, which is incorporated by reference into this Item 3.02. Such issuances were exempt from registration under Section 4(a)(2) of the Securities Act and the rules promulgated thereunder.

Item 5.01 Changes in Control of Registrant

The disclosures contained in Items 2.01 and 3.02 above and Items 5.02 and 5.07 below are incorporated herein by reference.

Immediately following the consummation of the Merger, the prior ARS Pharma equityholders collectively owned approximately 62% of the Company and the prior Silverback equityholders collectively own approximately 38% of the Company, in each case on a fully diluted basis using the treasury stock method and excluding out-of-the-money options of Silverback. In addition, the eleven-member board of directors of the Company includes eight individuals who are designees of ARS Pharma and served as members of the board of directors of ARS Pharma immediately prior to the Merger. These directors possess a majority control of the board of directors of the Company.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

Resignation of Directors and Termination of Executive Officers

In accordance with the terms of the Merger Agreement, (i) each of Vicki L. Capps, Robert Hershberg, M.D., Ph.D., Maria Koehler, M.D., Ph.D., Andrew Powell, J.D. and Jonathan Root, M.D. resigned from the Company’s board of directors and any respective committee membership of the Company’s board of directors, effective as of the consummation of the Merger, and (ii) each of Jeffrey Pepe, Ph.D., J.D., the Company’s Interim Chief Executive Officer, General Counsel and Corporate Secretary, and Russ Hawkinson, the Company’s Interim Chief Financial Officer, were terminated in connection with the Company’s previously announced reduction in force.

Appointment of Directors and Executive Officers

At the effective time of the Merger, the Company’s board of directors (and its committees) and executive officers were reconstituted to include the following directors and executive officers:

Name	Age	Position
Executive Officers
Richard Lowenthal, M.S., MSEL	56	President, Chief Executive Officer and Class II Director
Kathleen Scott	53	Chief Financial Officer
Sarina Tanimoto, M.D., M.B.A.	54	Chief Medical Officer
Eric Karas	50	Chief Commercial Officer
Justin Chakma	33	Chief Business Officer and Secretary

Non-Employee Directors
Pratik Shah, Ph.D.	52	Chair of the Board and Class I Director
Rajeev Dadoo, Ph.D.	52	Class I Director
Saqib Islam, J.D.	53	Class III Director
Michael Kelly	57	Class I Director

Peter Kolchinsky, Ph.D.	46	Class II Director
Jonathan S. Leff	53	Class III Director
Brenton L. Saunders	52	Class II Director
Phillip Schneider	66	Class III Director
Laura Shawver, Ph.D.	65	Class III Director
Peter A. Thompson, M.D.	63	Class II Director

Class III directors have a term expiring in 2023, Class I directors have a term expiring in 2024 and Class II directors have a term expiring in 2025.

The members of the Audit Committee are Phillip Schneider (Chair), Michael Kelly and Rajeev Dadoo, Ph.D. The members of the Compensation Committee are Rajeev Dadoo, Ph.D. (Chair) and Saqib Islam, J.D. The members of the Nominating and Corporate Governance Committee are Peter Kolchinsky, Ph.D. (Chair) and Jonathan S. Leff.

Pursuant to the terms of the Merger Agreement, each of (i) Mr. Lowenthal, Dr. Shah, Dr. Dadoo, Mr. Kelly, Dr. Kolchinsky, Mr. Leff, Mr. Saunders and Mr. Schneider were appointed to the board of directors of the Company as designees of ARS Pharma and (ii) Mr. Islam, Dr. Shawver and Dr. Thompson remained on the board of directors of the Company as designees of Silverback.

Executive Officers

Richard Lowenthal, M.S., MSEL is a co-founder of ARS Pharma and has served as its President and a member of the board of directors of ARS Pharma since ARS Pharma’s inception in August 2015 and as ARS Pharma’s Chief Executive Officer since September 2018. From August 2015 to November 2007, Mr. Lowenthal served as President of Pacific-Link Regulatory Consulting and Research, Inc., a medicinal product development consultancy founded by Mr. Lowenthal, where he provided leadership and mentoring on clinical development, regulatory affairs, quality assurance, licensing and investment opportunities, including supporting the clinical and regulatory development of Valtoco (diazepam nasal spray). Prior to Pacific-Link Regulatory Consulting and Research, Inc., Mr. Lowenthal held many leadership roles at several biopharmaceutical and pharmaceutical companies that included Chief Executive Officer and President of MTG Biotherapeutics Inc.; Vice President of Regulatory Affairs and quality assurance for Cadence Pharmaceuticals, Inc.; Head of Worldwide Regulatory Affairs, Quality Assurance and Drug Safety for Maxim Pharmaceuticals, Inc.; Vice President of Regulatory Affairs and Quality Assurance for AnGes, MG, Inc.; Global Project Leader and Global Director of Regulatory Affairs for Janssen Research Foundation; Director of Regulatory Affairs and Quality Assurance for Somerset Pharmaceuticals Inc.; and New Drug Review Chemist for the U.S. Food and Drug Administration in the Division of Neuropharmacologic Drug Products and the Division of Oncology and Pulmonary Drug Products. Mr. Lowenthal holds an M.Sc. in organic chemistry from Florida State University and a Master’s in Business Science for Executive Leadership from the University of San Diego. He has served as past chair of the American Association of Pharmaceutical Scientists (San Diego region), as well as member of the USP Biotechnology Expert Committee, chair of the Virology Working group, member of the National Organization of Rare Disease Corporate Council and has worked with various PhRMA and ICH Working Groups. The Company believes Mr. Lowenthal is qualified to serve on its board of directors due to his over 28 years of biotechnology and pharmaceutical development experience, his experience as a founder, director and executive officer of biopharmaceutical companies and his educational background.

Kathleen Scott, has served as the Chief Financial Officer of ARS Pharma since February 2022. Ms. Scott previously served as the Chief Financial Officer of various life science companies, including Neurana Pharmaceuticals, Inc.

(from January 2017 to March 2022), Recros Medica, Inc. (from August 2014 to April 2021), Adigica Health, Inc. (from February 2016 to March 2021), Clarify Medical, Inc. (from August 2014 to December 2016), Oncternal Therapeutics, Inc. (Nasdaq: ONCT) (from March 2016 to May 2016), MDRejuvena, Inc. (from August 2014 to August 2016) and BioSurplus, Inc. (from March 2010 to November 2014). Ms. Scott also previously served as a partner at RA Capital Advisors LLC, a San Diego private investment bank providing financial advisory services. She spent over 15 years with RA Capital Advisors, completing mergers, acquisitions, divestitures and restructurings for a broad range of corporate clients. Ms. Scott started her career as an auditor in Arthur Andersen’s San Diego office, focusing on both public and private clients. Ms. Scott serves on the boards of directors of Dermata Therapeutics, Inc. (Nasdaq: DRMA), where she has served since August 2021, the YMCA of San Diego County and Corporate Directors Forum, and previously served as a member of the board of Conatus Pharmaceuticals Inc. from November 2019 to May 2020. Ms. Scott holds a bachelor’s degree in economics/business from the University of California, Los Angeles and is a CPA and CFA charter holder.

Sarina Tanimoto, M.D., M.B.A., is a co-founder of ARS Pharma and has served as its Chief Medical Officer since September 2018. From August 2015 to September 2018, Dr. Tanimoto served as a member of the ARS Pharma Board. From August 2015 to November 2007, Dr. Tanimoto served as Chief Medical Officer of Pacific-Link Regulatory Consulting and Research, Inc., a medicinal product development consultancy, where she supported multiple programs from Phase 1 to Phase 3 clinical trials in various therapeutic areas, including several intranasal products. Prior to Pacific-Link Regulatory Consulting and Research, Inc., Dr. Tanimoto held roles in clinical and business development during her tenure at AnGes Inc., a biopharmaceutical company, and also served as a clinical scientist at Roche, a research healthcare company, where she was involved in global clinical development. Dr. Tanimoto earned an M.D. from University of Toyama, followed by internal medicine training at the National Center for Global Health and Medicine in Tokyo. She holds an M.B.A. from McGill University.

Eric Karas, has served as the Chief Commercial Officer of ARS Pharma since April 2022. From October 2018 to March 2022, Mr. Karas served as Vice President and General Manager of Commercial, North America at Emergent BioSolutions Inc. (NYSE: EBS). Prior to that, from December 2016 to October 2018, Mr. Karas led commercial initiatives for NARCAN® Nasal Spray at Adapt Pharma, Inc., which was acquired by Emergent BioSolutions in 2018. Prior to Adapt Pharma, Mr. Karas spent eight years at Auxilium Pharmaceuticals, Inc. overseeing all global commercial objectives related to its urology portfolio. He also led the launch readiness planning and go-to-market strategy for the launch of XIAFLEX® for Peyronie’s disease. Auxilium Pharmaceuticals was acquired in 2015 by Endo International plc (Nasdaq: ENDP). Mr. Karas has also held cross-functional roles in government affairs, public relations, patient advocacy and sales leadership roles at Astellas Pharma Inc., Bristol-Myers Squibb Company (NYSE: BMY) and Merck & Co., Inc. (NYSE: MRK). Industry associations have recognized him for numerous disease awareness and branded campaigns targeting healthcare professionals and consumers. Mr. Karas received his M.B.A. in integrated management from Michigan State University, Broad School of Management, and a B.S. in accounting from Rutgers University.

Justin Chakma, has served as the Chief Business Officer of ARS Pharma since June 2019. From May 2018 to May 2019, Mr. Chakma served as VP, Head of Business Development and Strategy at Vedanta Biosciences, a biotechnology company developing medicines to modulate immune responses. Before that, from November 2015 to May 2018, he was a Senior Director of Business Development at Celgene Corporation (formerly Nasdaq: CELG) (acquired by Bristol-Myers Squibb Company). Prior to joining Celgene, Mr. Chakma held various roles in biotech and pharmaceutical business development, financing and investments at Receptos, Inc. (formerly Nasdaq: RCPT) (acquired by Celgene), Auspex Pharmaceuticals, Inc. (formerly Nasdaq: ASPX) (acquired by Teva Pharmaceutical Industries Ltd.), and Thomas, McNerney & Partners, a venture capital firm. Mr. Chakma holds an M.B.A. from the Wharton School of the University of Pennsylvania, and bachelor degrees in neuroscience and economics from the University of Toronto.

Non-Employee Directors

Pratik Shah, Ph.D., has served as a member of the board of directors of ARS Pharma since April 2016 and was appointed as the first Chair of the board of directors of ARS Pharma in September 2018. Dr. Shah has also served as the Executive Chair and member of the board of directors for Design Therapeutics, Inc. (Nasdaq: DSGN), a biotechnology company, since December 2017, and as President of Marlinspike Group, LLC, since August 2018, and of Marlinspike Group Inc. from June 2015 to October 2020. Dr. Shah served as the Chair of the board of directors of Synthorx, Inc. (formerly Nasdaq: THOR), a clinical-stage biotechnology company, from October 2018 until its acquisition by Sanofi S.A. in January 2020. Dr. Shah also served as the President and Chief Executive Officer and Chair of the board of directors of Auspex Pharmaceuticals, Inc. (formerly Nasdaq: ASPX), biopharmaceutical company, from October 2013 until its acquisition by Teva Pharmaceutical Industries Ltd. in May 2015. From 2004 to 2014 he was a partner at Thomas, McNerney & Partners, a healthcare venture capital firm. Dr. Shah holds a B.S in Biological Sciences from the University of California at Irvine and a Ph.D. in Biochemistry and Molecular Biology and an M.B.A. in Finance, both from the University of Chicago. The Company believes Dr. Shah is qualified to serve on its board of directors due to his experience as a director and executive officer of biopharmaceutical companies, his extensive background as venture capitalist in the biopharmaceutical industry and his educational background.

Rajeev Dadoo, Ph.D., has served as a member of the board of directors of ARS Pharma since August 2021. Since September 2020, Dr. Dadoo is managing partner of SR One Capital Management, L.P. Mr. Dadoo was previously a Partner at S.R. One, Limited, a wholly owned subsidiary of GlaxoSmithKline, which he joined in 2004. He is an alum of the Kauffman Fellows Program. His prior roles have included working in the Competitive Excellence group at GlaxoSmithKline, a global healthcare company which engages in the research, development, and manufacture of pharmaceutical medicines, vaccines, and consumer healthcare products, on various global projects and at Genentech, Inc., a biotechnology company, in technology and clinical development. He has also held product development and business development roles at Bio-Rad Laboratories, Inc. (NYSE: BIO), an American developer and manufacturer of specialized technological products for the life science research and clinical diagnostics markets, and Genome Therapeutics Corp., a biotechnology company, respectively. Dr. Dadoo holds a BA degree in Chemistry and Mathematics from Knox College, a PhD in Chemistry from Stanford University, and an M.B.A. from the Wharton School of the University of Pennsylvania. The Company believes Dr. Dadoo is qualified to serve on its board of directors due to his experience as a venture capitalist in the life science industry, his product development experience and his educational background.

Saqib Islam, J.D., has served as a member of the board of directors of Silverback since July 2017. Mr. Islam has also served as the Chief Executive Officer and a member of the board of directors of Springworks Therapeutics, Inc. since August 2018. In addition, Mr. Islam has also served on the board of directors of Passage Bio, Inc. since March 2019. From February 2016 to August 2017, Mr. Islam served as Chief Business Officer at Moderna Therapeutics, Inc. From February 2013 to February 2016, Mr. Islam was Executive Vice President, Chief Strategy and Portfolio Officer at Alexion Pharmaceuticals, Inc. Prior to joining Alexion, Mr. Islam served in various Managing Director positions at Morgan Stanley and Credit Suisse. Mr. Islam holds a B.A. from McGill University and a J.D. from Columbia Law School. The Company believes Mr. Saqib is qualified to serve on its board of directors based on his experience and expertise in operations management and executive leadership at various biopharmaceutical companies.

Michael Kelly, has served as a member of the board of directors of ARS Pharma since May 2019. From March 2016 to June 2019, Mr. Kelly served as President of U.S. Operations for Adapt Pharma, Inc., which developed and commercialized NARCAN® (naloxone HCl) Nasal Spray. From December 2013 to March 2016, Mr. Kelly served as the Chief Executive Officer and a director of Covis Pharmaceuticals, Inc., a pharmaceutical company focused on therapeutic solutions for patients with life-threatening conditions and chronic illnesses. Mr. Kelly was also a member of the founding management team of Azur Pharma Limited, a specialty pharmaceutical company, and later, following a strategic merger, served as the Senior Vice President of Sales and Marketing for Jazz Pharmaceuticals plc (Nasdaq: JAZZ), biopharmaceutical company. Prior to his tenure at Azur Pharma, he served as Vice President of Commercial Operations at Guilford Pharmaceuticals Inc., a biopharmaceutical company, Vice President of Sales and Marketing at ViroPharma Incorporated, biotechnology company dedicated to the development and commercialization of products that address serious diseases, and held various commercial and medical roles at TAP Pharmaceuticals Inc., a pharmaceutical company. Mr. Kelly holds a Bachelor of Science in business administration from The College of New Jersey and a Master of Business Administration from Rider University. The Company believes Mr. Kelly is qualified to serve on its board of directors due to his over 25 years of experience in the pharmaceutical industry, including as an executive, director and senior manager at several pharmaceutical companies.

Peter Kolchinsky, Ph.D., has served as a member of the board of directors of ARS Pharma since August 2021. Dr. Kolchinsky is a founder and Managing Partner at RA Capital Management, L.P., a multi-stage investment manager dedicated to evidence-based investing in healthcare and life science companies that are developing drugs, medical devices, and diagnostics, where he has worked since 2001. Dr. Kolchinsky has also served as the Chairman and Chief Executive Officer of Research Alliance Corp. II (Nasdaq: RACB), a special purpose acquisition company, since July 2020, and as the Chief Executive Officer and board Chairman of Therapeutics Acquisition Corp. (formerly Nasdaq: RACA), a special purpose acquisition company, from April 2020 until the consummation of its busines combination in June 2021. Dr. Kolchinsky has served on the boards of directors of ICOSAVAX, Inc. (Nasdaq: ICVX), a vaccine development company, since March 2021 and currently serves on its nominating and corporate governance committee, WAVE Life Sciences, Ltd. (Nasdaq: WVE), a biotechnology company focused on delivering therapies for patients with serious, genetically-defined diseases, since January 2015 and currently serves on its compensation committee and the nominating and corporate governance committee, Forma Therapeutics Holdings, Inc. (Nasdaq: FMTX), a biopharmaceutical company focused on the development and commercialization of therapeutics for patients with hematologic diseases and cancers, since December 2019 and currently serves on its compensation committee, and Synthorx, Inc. (formerly Nasdaq: THOR), a clinical-stage biotechnology company, from May 2018 to January 2020, Dicerna Pharmaceuticals, Inc. (Nasdaq: DRNA), a biopharmaceutical company, from July 2013 to December 2019, and also serves on the boards of directors of a number of private companies. Dr. Kolchinksy also leads RA Capital’s engagement and publishing efforts, which aim to make a positive social impact and spark collaboration among healthcare stakeholders, including patients, physicians, researchers, policymakers, and industry. He served on the Board of Global Science and Technology for the National Academy of Sciences from 2009 to 2012, is the author of “The Great American Drug Deal” and “The Entrepreneur’s Guide to a Biotech Startup,” and frequently writes and speaks on the future of biotechnology innovation. Dr. Kolchinsky holds a Ph.D. in virology from Harvard University and a B.S. degree in biology from Cornell University. The Company believes Dr. Kolchinsky is qualified to serve on its board of directors due to his experience as an investor in the life sciences sector and as a director of a number of healthcare and life science companies.

Jonathan S. Leff, has served as a member of the board of directors of ARS Pharma since September 2018. Mr. Leff has also served as a member of the board of directors of Larimar Therapeutics, Inc. (Nasdaq: LRMR), clinical-stage biotechnology company focused on developing treatments for complex rare diseases, since May 2020, and its predecessor, Chondrial Therapeutics, Inc., from December 2016 until May 2020. Mr. Leff is a partner at Deerfield

Management Company, L.P. and Chairman of the Deerfield Institute. He joined Deerfield in 2013 and focuses on venture capital and structured investments in biotechnology and pharmaceuticals. Prior to Deerfield, Mr. Leff served as Managing Director at Warburg Pincus LLC, a private equity company, from 2000 to 2012, where he led the firm’s investment efforts in biotechnology and pharmaceuticals. Mr. Leff also previously served as a member of the Executive Committee of the Board of the National Venture Capital Association (“NVCA”) and led NVCA’s life sciences industry efforts as Chair of NVCA’s Medical Innovation and Competitiveness Coalition. He also served on the Emerging Companies Section Board of the Biotechnology Industry Organization. Mr. Leff is a board member of several not-for-profit organizations, including the Spinal Muscular Atrophy Foundation, Reagan-Udall Foundation and the Columbia University Medical Center Board of Advisors. He also previously served on the boards of several other publicly-traded biotechnology and pharmaceutical companies, including Proteon Therapeutics, Inc. (formerly Nasdaq: PRTO), a biopharmaceutical company developing pharmaceuticals for patients with renal and vascular diseases, from 2017 to 2019, AveXis, Inc. (formerly Nasdaq: AVXS), a biotechnology company that develops treatments for rare neurological genetic disorders, from 2014 to 2017 and Nivalis Therapeutics, Inc. (Nasdaq: NVLS), a clinical-stage pharmaceutical company developing a class of disease modifying therapies, from 2014 to 2016. Mr. Leff currently also serves on the boards of several private biopharmaceutical companies and has previously served on the boards of other privately held biopharmaceutical companies. Mr. Leff received an A.B. from Harvard University, a M.B.A. from the Stanford University Graduate School of Business and a M.S. from John Hopkins University. The Company believes Mr. Leff is qualified to serve on its board of directors due to his experience as a venture capitalist in the biotechnology and pharmaceuticals industry, his experience as a director of biopharmaceutical companies and his educational background.

Brenton L. Saunders, has served as a member of the board of directors of ARS Pharma since May 2021. Mr. Saunders has served as the Executive Chairman of the board of directors of The Beauty Health Company (Nasdaq: SKIN) (formerly Vesper Healthcare Acquisition Corp.), a beauty health company, since July 2020. Mr. Saunders also served as the President and Chief Executive Officer of Vesper Healthcare Acquisition Corp., a special purpose acquisition company, from July 2020 to May 2021. Until its acquisition by AbbVie Inc. (NYSE: ABBV), Mr. Saunders served as Chairman (October 2016 to May 2020) and President and Chief Executive Officer (July 2014 to May 2020) of Allergan plc (formerly NYSE: AGN), a pharmaceutical company that focuses on medical aesthetics, eye care, central nervous system, and gastroenterology. Prior to that, Mr. Saunders served as Chief Executive Officer of Forest Laboratories Inc. (formerly NYSE:FRX), a pharmaceutical company focused on therapeutic areas of the central nervous and cardiovascular systems, a role he held until its merger with Actavis Plc (formerly NYSE: ACT), a global pharmaceutical company focused on acquiring, developing, manufacturing and marketing branded pharmaceuticals, generic and over-the-counter medicines, and biologic products, in 2014. Following the merger with Actavis, Mr. Saunders was named Chief Executive Officer of the combined business in 2015. From March 2010 until August 2013, Mr. Saunders served as Chief Executive Officer of Bausch + Lomb Incorporated, an eye health products company, until its acquisition by Valeant in 2013. Mr. Saunders currently serves as a director of Cisco Systems, Inc. (Nasdaq: CSCO), a global telecommunications company, and BridgeBio Pharma Inc. (Nasdaq: BBIO), a biopharmaceutical company. He is also a member of The Business Council. Mr. Saunders holds a Bachelor of Arts degree from the University of Pittsburgh, a Juris Doctor degree from the Temple University School of Law, and an M.B.A. from the Temple University School of Business. The Company believes Mr. Saunders is qualified to serve on its board of directors due to his over 25 years of experience in the healthcare industry, his experience as an executive and director of several prominent global pharmaceutical and healthcare companies.

Phillip M. Schneider, has served as a member of the board of directors of ARS Pharma since May 2019. He also has served on the board of directors of Longboard Pharmaceuticals, Inc. (Nasdaq: LBPH) since December 2020. Mr. Schneider previously served as a director of Pfenex Inc., a clinical-stage biotechnology products company, from

July 2014 to October 2020. Prior to that, Mr. Schneider held various positions with IDEC Pharmaceuticals Corporation, a biopharmaceutical company focused on therapies for the treatment of neurodegenerative, hematologic, and autoimmune diseases, from 1987 to 2003, including: Senior Vice President and Chief Financial Officer from 1997 to 2003; and Director of Finance and Administration from 1992 to 1997. Prior to that, Mr. Schneider held various management positions at Syntex Pharmaceuticals Corporation, a pharmaceutical company, from 1985 to 1987, and KPMG LLP, an audit and tax advisory firm, from 1982 to 1984, where he attained his CPA license. Mr. Schneider previously served as a member of the board of directors at Arena Pharmaceuticals, Inc. (Nasdaq: ARNA), a clinical stage pharmaceutical company, from 2008 to 2018, Auspex Pharmaceuticals, Inc. (formerly Nasdaq: ASPX), biopharmaceutical company, from 2014 until its acquisition by Teva Pharmaceutical Industries Ltd. in 2015, and served as a member of the board of directors of Gen-Probe, Inc., a biotechnology company, from 2002 until its acquisition by Hologic Inc. in 2012. Mr. Schneider holds a B.S. in Biochemistry from the University of California, Davis and an M.B.A. from the University of Southern California. The Company believes Mr. Schneider is qualified to serve on its board of directors due to his experience in finance and accounting and knowledge of the biotechnology industry.

Laura Shawver, Ph.D., has served as a member of the board of directors of Silverback since April 2020 and previously served as the Chief Executive Officer of Silverback from April 2020 through August 2022. Dr. Shawver has also served as the President and Chief Executive Officer of Capstan Therapeutics, Inc., a biotechnology company dedicated to developing and delivering precise in vivo cell engineering to patients, since September 2022. Dr. Shawver has also served as a member of the board of directors for Relay Therapeutics, Inc. since March 2017 and Nkarta, Inc. since March 2020. Previously, Dr. Shawver served as the President and Chief Executive Officer and as a member of the board of directors of Synthorx, Inc. from November 2017 until its acquisition by Sanofi in January 2020. From September 2011 through April 2018, she served as Chief Executive Officer of Cleave Biosciences, and since September 2011 she has served as a member of the board of directors. Previously, Dr. Shawver was an Entrepreneur in Residence for 5AM Ventures and at Phenomix Corp., SUGEN, Inc. and Berlex Biosciences (formerly Triton Biosciences). Dr. Shawver holds a B.S in microbiology and a Ph.D. in pharmacology, both from the University of Iowa. The Company believes Dr. Shawver is qualified to serve on its board of directors due to her extensive experience and expertise as both a director and member of the executive leadership teams of biopharmaceutical companies, her background as a scientist and drug developer, and her educational background.

Peter Thompson, M.D., is one of the co-founders of Silverback and has served as the Chair of the board of directors of Silverback since April 2016. Dr. Thompson previously served as the Chief Executive Officer of Silverback from April 2016 until April 2020. Dr. Thompson is a Partner at OrbiMed Advisors LLC, an investment firm. Dr. Thompson has also served on the board of directors of Prevail Therapeutics, Inc. since August 2017, Alpine Immune Sciences, Inc. since July 2017, Corvus Pharmaceuticals, Inc. since December 2014, and PMV Pharmaceuticals, Inc. since November 2014, as well as several private companies. Previously, Dr. Thompson served on the board of Synthorx, Inc. until its acquisition by Sanofi in January 2020, Adaptimmune Therapeutics plc until June 2018, Principia Biopharma Inc. until September 2018, and Sierra Oncology, Inc. until December 2015. Dr. Thompson also previously served in executive leadership roles at Trubion Pharmaceuticals, Inc., Chiron Corporation, and Becton, Dickinson and Company. Dr. Thompson is an Affiliate Professor of Neurosurgery at the University of Washington. In addition, Dr. Thompson holds numerous patents and was a board-certified internist and oncologist. Dr. Thompson holds a Sc.B. and B.A in mathematics and molecular biology from Brown University and an M.D. from Brown University Medical School. The Company believes Dr. Thompson is qualified to serve on its board of directors due to his experience in management and venture capital in the biopharmaceutical industry.

Family Relationships

Mr. Lowenthal and Dr. Tanimoto are spouses.

Employment Agreements

ARS Pharma had entered into employment agreements with each of the executive officers named in this Current Report on Form 8-K. Such agreements remained effective following the consummation of the Merger and are described below.

ARS Pharma entered into an executive employment agreement with Mr. Lowenthal in September 2018, which governs the current terms of his employment with ARS Pharma. Pursuant to the agreement, Mr. Lowenthal is entitled to an initial annual base salary of $400,000, which was increased to $430,560 effective January 1, 2021 and to $447,782 effective January 1, 2022, and is eligible to participate in ARS Pharma’s benefit plans as in effect from time to time. Mr. Lowenthal’s employment agreement also provides for severance benefits upon an involuntary termination, as described below.

ARS Pharma entered into an executive employment agreement with Ms. Scott in February 2022, which governs the current terms of her employment with ARS Pharma. Pursuant to the agreement, Ms. Scott is entitled to an initial annual base salary of $195,000 reflecting a 50% part-time commitment, which was increased to $390,000 upon Ms. Scott’s full-time employment, and is eligible to participate in ARS Pharma’s benefit plans as in effect from time to time. In addition, the agreement provides that Ms. Scott is eligible for an annual bonus at the discretion of the board of directors of ARS Pharma. In connection with the commencement of her employment with ARS Pharma, and pursuant to the terms of her employment agreement, the board of directors of ARS Pharma granted Ms. Scott an option to purchase 700,000 shares of ARS Pharma’s common stock which vests over four years from the vesting commencement date with 1/4 vesting on the first anniversary of the vesting commencement date, and the remainder vesting in 36 equal monthly installments, subject to continued service through each such vesting date. Ms. Scott’s employment agreement also provides for severance benefits upon an involuntary termination, as described below.

ARS Pharma entered into an executive employment agreement with Dr. Tanimoto as a part-time employee in September 2018, as amended in September 2021 to account for her status as a full-time employee, which governs the current terms of her employment with ARS Pharma. Pursuant to the agreement, Dr. Tanimoto is entitled to an initial annual base salary of $120,000, which was increased to $215,280 effective January 1, 2021, to $409,000 effective September 2021 pursuant to the amendment to her agreement and to $425,360 effective January 1, 2022. Dr. Tanimoto’s employment agreement also provides that she is eligible to participate in ARS Pharma’s benefit plans as in effect from time to time and for severance benefits upon an involuntary termination, as described below.

ARS Pharma entered into an executive employment agreement with Mr. Karas in February 2022, which governs the current terms of his employment with ARS Pharma. Pursuant to the agreement, Mr. Karas is entitled to an initial annual base salary of $410,000, and is eligible to participate in ARS Pharma’s benefit plans as in effect from time to time. In addition, the agreement provides that Mr. Karas is eligible for an annual bonus at the discretion of the board of directors of ARS Pharma. In connection with the commencement of his employment with ARS Pharma, and pursuant to the terms of his employment agreement, the board of directors of ARS Pharma granted Mr. Karas an option to purchase 520,000 shares of ARS Pharma’s common stock which vests over four years from the vesting commencement date with 1/4 vesting on the first anniversary of the vesting commencement date, and the remainder vesting in 36 equal monthly installments, subject to continued service through each such vesting date. Mr. Karas’ employment agreement also provides for severance benefits upon an involuntary termination, as described below. In addition, the terms of his employment agreement provide that, subject to his execution of a release of claims, if, within 12 months following a Change in Control (as defined in ARS Pharma’s 2018 Equity Incentive Plan),

Mr. Karas’ employment is terminated by ARS Pharma without “Cause” (other than as a result of death or disability) or by Mr. Karas for “Good Reason” (each as defined in his employment agreement), such termination or resignation constitutes a Separation from Service (as defined in his employment agreement) and Mr. Karas remains in compliance with the terms of his employment agreement and his confidential information agreement, then 100% of the shares underlying the foregoing option will automatically accelerate and become exercisable.

ARS Pharma entered into an executive employment agreement with Mr. Chakma in June 2019, which governs the current terms of his employment with ARS Pharma. Pursuant to the agreement, Mr. Chakma is entitled to an initial annual base salary of $300,000, which was increased to $306,125 effective January 1, 2020, reduced to $276,125 effective on March 1, 2020, reflecting a 90% part-time commitment, which was subsequently increased to $287,170, increased to $331,841 effective as of January 1, 2022 upon full-time employment, and is eligible to participate in ARS Pharma’s benefit plans as in effect from time to time. Under the agreement, ARS Pharma also agreed to pay for the costs for Mr. Chakma’s relocation as a reimbursement of expenses based on actual costs incurred up to $40,000. Mr. Chakma’s employment agreement also provides for severance benefits upon an involuntary termination, as described below. In connection with the commencement of his employment with ARS Pharma, and pursuant to the terms of his employment agreement, the board of directors of ARS Pharma granted Mr. Chakma (i) an option to purchase 400,000 shares of ARS Pharma’s common stock which vests over four years from June 1, 2019 with 1/4 vesting on the first anniversary of the vesting commencement date, and the remainder vesting in 36 equal monthly installments, subject to continued service through each such vesting date, and (ii) an option to purchase 200,000 shares of ARS Pharma’s common stock which would vest upon the achievement of certain milestones, which option fully vested upon the closing of the Merger.

The respective employment agreements with Mr. Lowenthal, Ms. Scott, Dr. Tanimoto and Mr. Karas (each an “executive”) provide that, subject to the executive’s execution of a release of claims, if the executive’s employment is terminated by ARS Pharma without “Cause” (other than as a result of death or disability) or the executive resigns for “Good Reason” (each, as defined in the executive’s employment agreement), the executive will be entitled to receive: (i) continued payment of the executive’s final base salary for 12 months, (ii) premiums for the executive’s COBRA continuation health coverage for up to 12 months, and (iii) accelerated vesting of the outstanding unvested stock awards granted to the executive in an amount equal to the number of shares that would have vested had the executive remained employed by ARS Pharma for 12 months following termination or resignation.

Mr. Chakma’s employment agreement provides that, if his employment is terminated by ARS Pharma without “Cause” (other than as a result of death or disability) or Mr. Chakma resigns for “Good Reason” (each, as defined in Mr. Chakma’s employment agreement), he will be entitled to receive: (i) continued payment of his final base salary for 3 months and (ii) premiums for his COBRA continuation health coverage for up to 6 months, subject to his execution of a release of claims.

The foregoing descriptions of the executive employment agreements are not complete and are subject to and qualified in its entirety by reference to such agreements, copies of which are attached to this filing as Exhibits 10.6, 10.7, 10.8, 10.9 and 10.10 hereto and are incorporated herein by reference.

Related Party Transactions

Since January 1, 2020, ARS Pharma had entered into transactions with the directors or executive offers named in this Current Report that would be required to be disclosed under Item 404(a) of Regulation S-K. The transactions are described below.

Series D Convertible Preferred Stock Financing

In August 2021, ARS Pharma entered into a Series D preferred stock purchase agreement with various investors, pursuant to which ARS Pharma issued and sold an aggregate of 9,337,066 shares of its Series D convertible preferred stock at a price per share of approximately $5.89 for gross proceeds of approximately $55 million. Entities affiliated with Dr. Kolchinsky purchased 2,546,473 shares of ARS Pharma Series D convertible preferred stock for an aggregate purchase price of approximately $15 million.

Investor Rights, Management, Voting and Co-Sale Agreements

In connection with the ARS Pharma Series D preferred stock financing, ARS Pharma entered into amended and restated investor rights, voting and right of first refusal and co-sale agreements containing registration rights, information rights, rights of first offer, voting rights and rights of first refusal, among other things, with certain holders of ARS Pharma capital stock. Mr. Lowenthal, Dr. Tanimoto, Dr. Shah and Dr. Kolchinsky were parties to these agreements or were affiliated with parties to these agreements. Pursuant to the terms of the Merger Agreement, these agreements terminated immediately prior to the Closing.

Consulting Arrangements

In April 2021, ARS Pharma entered into a consulting agreement, as amended on April 25, 2022 (as amended, the “Saunders Consulting Agreement”), with Mr. Saunders, pursuant to which Mr. Saunders provided general advice and assistance to ARS Pharma with respect to the development of its current and future product candidates. In June 2021, ARS Pharma issued an option to purchase 500,000 shares of ARS Pharma common stock at a per share exercise price of $1.19 to Mr. Saunders as compensation for his services under the Saunders Consulting Agreement. The option vests over four years from April 26, 2021, with 1/4 vesting on the first anniversary of the vesting commencement date, and the remainder vesting in 36 equal monthly installments, subject to continued service through each such vesting date. The option is subject to accelerated vesting in the event of a Change of Control during the optionholder’s Continuous Service (each as defined in ARS Pharma’s 2018 Equity Incentive Plan). Only service as a consultant pursuant to the Saunders Consulting Agreement will qualify as Continuous Service under ARS Pharma’s 2018 Equity Incentive Plan for purposes of the continued vesting of Mr. Saunders’ option. The Saunders Consulting Agreement automatically renews on an annual basis unless earlier terminated by either party upon 60 days’ prior written notice.

In September 2018, ARS Pharma entered into a consulting agreement with Marlinspike Group, LLC (“Marlinspike”). Dr. Shah is the President of Marlinspike, which provides management and business consulting services as well as business development support to ARS Pharma for a monthly fee of $20,000. Mr. Chakma is a consultant of Marlinspike. The consulting agreement had an initial term of one year from the effective date and automatically renews for one-month terms. The consulting agreement may be terminated by either party upon 14 days’ prior written notice. ARS Pharma incurred aggregate fees of $240,000 to Marlinspike for each of the years ended December 31, 2021 and 2020. As of September 30, 2022, ARS Pharma incurred aggregate fees of $180,000 to Marlinspike during 2022 pursuant to the consulting agreement.

In September 2015, ARS Pharma entered into a consulting agreement with Pacific-Link Consulting LLC (“PLC”). Mr. Lowenthal and Dr. Tanimoto are the owners of PLC, which provides general advice and assistance to ARS Pharma with respect to the development of current and future drug products. ARS Pharma incurred aggregate fees of approximately $1.1 million and approximately $1.3 million, to PLC for the years ended December 31, 2021 and

2020, respectively. On July 1, 2022, ARS Pharma entered into a revised consulting agreement with PLC that superseded the initial consulting agreement. The revised consulting agreement has an initial term through July 1, 2023 and automatically renews for one-year terms, unless either party provides notice to the other party that the agreement will be discontinued. The revised consulting agreement may be terminated by either party upon 60 days’ prior written notice. As of September 30, 2022, ARS Pharma incurred aggregate fees of $1.9 million to PLC during 2022 pursuant to the initial consulting agreement and the revised consulting agreement.

The foregoing descriptions of the consulting agreements are not complete and are subject to and qualified in its entirety by reference to such agreements, copies of which are attached to this filing as Exhibits 10.11, 10.12 and 10.13 hereto and are incorporated herein by reference.

Indemnification Agreements

ARS Pharma entered into indemnification agreements with its directors and executive officers. In connection with the closing of the Merger, the Company intends to enter into new indemnification agreements with each director and executive officer of ARS Pharma appointed as a director of the Company as of the effective time of the merger on the Company’s standard form which was previously filed by the Company with the SEC.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Immediately prior to the consummation of the Merger, on November 8, 2022, Silverback filed the Charter Amendment changing its name from “Silverback Therapeutics, Inc.” to “ARS Pharmaceuticals, Inc.” The foregoing description of the Charter Amendment is not complete and is subject to and qualified in its entirety by reference to such Charter Amendment, a copy of which is attached to this filing as Exhibit 3.1 hereto and is incorporated herein by reference.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On November 4, 2022, Silverback held a special meeting of stockholders (the “Special Meeting”) to consider two proposals related to the Merger. Each of Silverback’s proposals was approved by the requisite vote of Silverback’s stockholders as described below.

At the close of business on September 19, 2022, the record date for the Special Meeting, Silverback had 35,798,117 shares of its common stock issued and outstanding. The holders of a total of 27,267,233 shares of common stock were represented at the Special Meeting by proxy or by attending the virtual meeting, representing approximately 76% of Silverback’s issued and outstanding common stock as of the record date, which total constituted a quorum for the Special Meeting in accordance with Silverback’s amended and restated bylaws.

The final voting results for each of the proposals voted upon at the Special Meeting is set forth below. Brokers had discretionary authority to vote for Proposal No. 2 for the shares of common stock held in street name, and as a result, no broker non-votes were received for Proposal No. 2. For more information on the proposals voted upon at the Special Meeting, please refer to Silverback’s definitive proxy statement for the Special Meeting, originally filed with the Securities and Exchange Commission on October 6, 2022, as amended.

Proposal 1. To approve (i) the issuance of shares of common stock or other securities of Silverback pursuant to the Merger, which represent (or are convertible into) more than 20% of the shares of common stock outstanding immediately prior to the Merger, and (ii) the change of control resulting from the Merger, pursuant to Nasdaq Listing Rules 5635(a) and 5635(b), respectively:

27,244,219 For	9,986 Against	13,028 Abstain	0 Broker Non-Votes

Proposal 2. To approve a postponement or adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1:

26,226,927 For	317,067 Against	723,239 Abstain	0 Broker Non-Votes

Item 8.01. Other Events

On November 8, 2022, the Company issued a press release announcing the closing of the Merger. The press release contains statements intended as “forward-looking statements” which are subject to the cautionary statements about forward-looking statements set forth therein. The press release is attached to this filing as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Business Acquired

The financial statements and information required by this Item 9.01(a) will be filed by amendment to this report not later than 71 calendar days after the date on which this report is required to be filed.

(b) Pro Forma Financial Information

The financial statements and information required by this Item 9.01(b) will be filed by amendment to this report not later than 71 calendar days after the date on which this report is required to be filed.

(d) Exhibits

Exhibit No.	Description

2.1¥	Agreement and Plan of Merger and Reorganization, dated as of July 21, 2022, by and among Silverback Therapeutics, Inc., Sabre Merger Sub, Inc. and ARS Pharmaceuticals, Inc., as amended by the First Amendment, dated August 11, 2022 and the Second Amendment, dated October 25, 2022.

3.1	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Silverback Therapeutics, Inc.

3.2	Certificate of Merger.

4.1	Warrant to purchase stock issued to Silicon Valley Bank, dated as of September 30, 2019, as amended on December 7, 2020.

10.1*¥	License Agreement, dated as of June 18, 2018, by and between ARS Pharmaceuticals, Inc. and Aegis Therapeutics, LLC, as amended by the First Amendment to License Agreement, dated as of July 15, 2020, and the Second Amendment to License Agreement, dated as of January 6, 2021.

10.2*¥	Collaboration and License Agreement, dated as of April 30, 2020, by and between ARS Pharmaceuticals, Inc. and Alfresa Pharma Corporation.

10.3*¥	Collaboration and Distribution Agreement, dated as of March 1, 2021, by and between ARS Pharmaceuticals, Inc. and Pediatrix Therapeutics.

10.4*¥	License and Supply Agreement, dated as of September 21, 2020, by and between ARS Pharmaceuticals, Inc. and Recordati Ireland, Ltd.

10.5*¥	Manufacturing Agreement, dated as September 9, 2020, by and between ARS Pharmaceuticals, Inc. and Renaissance Lakewood, LLC.

10.6+	Executive Employment Agreement, dated as of September 14, 2018, by and between ARS Pharmaceuticals, Inc. and Richard E. Lowenthal.

10.7+	Executive Employment Agreement, dated as of February 9, 2022, by and between ARS Pharmaceuticals, Inc. and Kathleen Scott.

10.8+	Executive Employment Agreement, dated as of September 14, 2018, by and between ARS Pharmaceuticals, Inc. and Dr. Sarina Tanimoto, as amended by Amendment No. 1 to Executive Employment Agreement, dated as of September 1, 2021.

10.9+	Executive Employment Agreement, dated as of February 16, 2022, by and between ARS Pharmaceuticals, Inc. and Eric Karas.

10.10+	Executive Employment Agreement, dated as of June 1, 2019, by and between ARS Pharmaceuticals, Inc. and Justin Chakma.

10.11+	Consulting Agreement, dated as of April 26, 2021, by and between ARS Pharmaceuticals, Inc. and Brenton L. Saunders, as amended on April 25, 2022.

10.12+	Consulting Agreement, by and between ARS Pharmaceuticals, Inc. and Marlinspike Group, LLC, dated September 14, 2018.

10.13+	Consulting Agreement, by and between ARS Pharmaceuticals, Inc. and Pacific-Link Regulatory Consulting, Inc., dated July 1, 2022.

99.1	Press Release of ARS Pharmaceuticals, Inc., dated November 8, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document

*	Certain portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.
¥	Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant undertakes to furnish supplemental copies of any of the omitted schedules upon request by the SEC.
+	Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 8, 2022	ARS Pharmaceuticals, Inc.

	By:	/s/ Richard Lowenthal, M.S., MSEL
	Name:	Richard Lowenthal, M.S., MSEL
	Title:	President and Chief Executive Officer